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                                                                     EXHIBIT 3.1

                            STATEMENT OF RESOLUTION
             ESTABLISHING THE SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                               MICROGRAFX, INC.


TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS:

     I, Jim Hopkins, the Chief Executive Officer of Micrografx, Inc., a Texas corporation (the "Corporation"), in accordance with the provisions of Article
2.13 of the Texas Business Corporation Act (the "TBCA"), do HEREBY CERTIFY:

     Pursuant to the provisions of Article 2.13 of the TBCA, the Board of Directors of the Corporation (the "Board") duly adopted a resolution as of August 30, 2000 establishing and designating a series of shares of Preferred Stock and fixing and determining the relative rights and preferences thereof, and on September 1, 2000, a Statement of Resolution for the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the "Series A Preferred Stock"), was filed with the Secretary of State of Texas (the "Original Statement"). As of July 16, 2001, the Board and the holders of at least a majority of the outstanding Series A Preferred Stock by written consent duly adopted resolutions further fixing and determining the designations, preferences, limitations and relative rights of the Series A Preferred Stock and providing for this Statement of Resolution (this "Certificate"). The provisions of the Original Certificate of Designation, and any and all amendments thereto or restatements thereof, are hereby superceded in all respects by this Certificate.

     The Series A Preferred Stock consists of four million (4,000,000) shares with a par value of $0.01 per share. The designations, preferences, limitations and relative rights, including voting rights, of the Series A Preferred Stock, are as follows:

     1.   Dividends on Series A Preferred Stock. The holders of shares of Series
          -------------------------------------
A Preferred Stock shall be entitled to receive out of funds legally available for declaration of dividends, cumulative dividends in cash, when, as and if declared by the Board, at the annual rate of $0.09 per share, payable upon the earliest of (a) conversion of the Series A Preferred Stock, (b) redemption of the Series A Preferred Stock, or (c) upon a Liquidation (as defined below), or earlier if the Corporation elects to do so. Such dividends shall commence to accrue on the shares of Series A Preferred Stock and be cumulative from and after the date of issuance of such shares of Series A Preferred Stock and shall be deemed to accumulate and shall be payable for any period less than a full year on the basis of a year of 360 days with equal 30 day months.

     2.   Preference on Liquidation, Dissolution or Winding Up.
          ----------------------------------------------------

          A.   Definition. A consolidation or merger of the Corporation or a
               ----------
     sale or transfer of substantially all of its assets as an entirety, shall not be regarded as Liquidation (as defined
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     below) within the meaning of this Section 3. As used herein, "Liquidation"
     shall mean any liquidation, dissolution or winding up of the affairs of the Corporation.

          B.   Ranking.  With respect to dividends, redemption rights and the
               -------
     distribution of assets upon a Liquidation, the Series A Preferred Stock shall rank senior to all other capital stock of the Corporation.

          C.   Liquidation. During any proceedings for a Liquidation, the
               -----------
     holders of the Series A Preferred Stock shall be entitled to receive $1.50, plus any dividends accrued but not paid prior to the date of Liquidation, in cash for each share of Series A Preferred Stock (the "Liquidation Value"), before any distribution of the assets of the Corporation shall be made to the holders of any shares of the other capital stock of the Corporation, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock so as to be and continue to be available therefor. If upon such Liquidation, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the Liquidation Value per share, the assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock ratably until they shall have received the full amount to which such holders would otherwise be entitled. If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Series A Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the other capital stock of the Corporation then outstanding according to their respective shares.

     3.   Voting Rights. Other than as specifically provided below in this
          -------------
Section 3 or as required by law, the holders of shares of Series A Preferred Stock ("Series A Preferred Shareholders") shall have no voting rights:

          A. The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock ("Majority Series A Preferred Shareholders"), acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary in advance for effecting or validating (i) changes in the designations, preferences, limitations or relative rights of the shares of the Series A Preferred Stock, (ii) increases in the aggregate number of authorized shares of the Series A Preferred Stock, or (iii) the creation of a new class of shares having rights and preferences equal, prior or superior to the Series A Preferred Stock.

          B. The Majority Preferred Shareholders shall have the exclusive right, voting as a single class, to elect two directors of the Corporation.

     4.   Redemption.

          A.   Mandatory Redemption. Any Series A Preferred Shareholder may
               --------------------
     require, at such holder's sole discretion, the Corporation to redeem all, or any portion of, its outstanding shares of Series A Preferred Stock at a price equal to the Liquidation Value, upon the occurrence of a Sale (as defined below) or Merger (as defined below). The Corporation shall

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     give each Series A Preferred Shareholder at least 20 days prior written notice of the closing date of any Sale or Merger. Each Series A Preferred Shareholder electing to have its shares of Series A Preferred Stock redeemed as a result of any Sale or Merger must give the Corporation written notice of its election to require such redemption within 10 days of the date of the notice of any Sale or Merger or shall be deemed to have waived such right. The redemption of the Series A Preferred Stock requested to be redeemed pursuant to this Section 4.A. shall be made on the closing date of the Sale or Merger triggering such redemption rights. Notwithstanding the foregoing, the rights of the Series A Preferred Shareholders set forth in this Section 4.A. shall not apply to the proposed merger contemplated by that certain Merger Agreement dated as of July 16, 2001 (the "Merger Agreement"), among Corel Corporation, Calgary I Acquisition Corp. and the Corporation (the "Proposed Corel Merger").

          B.   Optional Redemption.  Subject to the prior right of any Series A
               -------------------
     Preferred Shareholder to convert the Series A Preferred Stock, on or after March 1, 2001, the Corporation shall have the right to redeem the Series A Preferred Stock in full, but not in part, at the Liquidation Value in the event that the average Closing Price (as defined below) of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), for a period of at least sixty (60) trading days shall be twenty-five percent (25%) higher than the Conversion Price in effect during such period. At least 20 days prior to this redemption of shares of Series A Preferred Stock, the Corporation shall transmit notice to each holder of record of the shares of Series A Preferred Stock at such holder's address set forth in the stock records of the Corporation sent by first class mail postage prepaid. Such notice shall state the date fixed for redemption (the "Redemption Date") and the redemption price and shall call upon the holder to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing shares of Series A Preferred Stock. On or after the Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice in exchange for payment of the Redemption Price. At any time on or prior to the Redemption Date, each Series A Preferred Shareholder shall have the ability to convert its Series A Preferred Stock into shares of Common Stock or Image2Web Stock (as defined below) as provided herein. As used herein, "Closing Price" shall mean the per share closing price of the Common Stock on the Nasdaq Stock Market or such other exchange or market on which the Common Stock is so traded.

     5.   Retirement of Shares. Any shares of Series A Preferred Stock redeemed,
          --------------------
purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

     6.   Conversion.  The provisions of this Section 6 are subject to the
          ----------
limitations set forth in Section 7.

          A.   Conversion Ratio. Any Series A Preferred Shareholder may elect to
               ----------------
     convert all or any portion (in blocks of at least 10,000 shares) of its shares of Series A Preferred Stock as hereinafter provided in this Section
     6. Subject to adjustment pursuant to Section 6.B., each share of Series A Preferred Stock shall be converted into the number of shares

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     determined by dividing $1.50 by the lesser of (i) the Reset Conversion
     Price (as defined below) in effect as of the date of conversion and (ii) the Conversion Price (as defined below) in effect as of the date of conversion. As used herein, "Reset Conversion Price" shall mean the greater of (a) $1.00 or (b) the average Closing Price of the Common Stock for the 30 day period ending the day immediately preceding the date of conversion of the Series A Preferred Stock; provided, that if the Corporation shall
                                      --------
     effect a transaction described in Section 6.B.1. below, clause (a) of this definition of Reset Conversion Price shall be multiplied by the same fraction by which the Conversion Price is multiplied in Section 6.B.1. below.

          B.   Anti-dilution. The Conversion Price is subject to adjustment from
               -------------
     time to time upon the occurrence of any of the events enumerated in this
     Section 6.B.

               1. In the event that the Corporation shall (a) declare a dividend on the Common Stock in shares of its capital stock (whether shares of such Common Stock or of capital stock of any other class of the Corporation), (b) split or subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then (as a result of an event described in (a), (b) or (c)) the Conversion Price shall be adjusted to equal the product of the Conversion Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to the event and the denominator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such event.

               2. In the event that the Corporation shall (a) issue (other than Exempt shares (as defined below)) any shares of Common Stock without consideration or at a price per share less than the Conversion Price (as defined below) immediately prior to such issuance, or (b) issue (other than Exempt shares) options, rights or warrants to subscribe for or purchase such Common Stock (or securities convertible into such Common Stock) without consideration or at a price per share (or having a conversion price per share, if a security convertible into such Common Stock) less than the Conversion Price immediately prior to such issuance, then the Conversion Price shall be reduced to an amount obtained by multiplying the Conversion Price by a fraction (aa) the numerator of which is the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to the such issuance plus
                                                                          ----
          the number of shares of Common Stock, if any, which the aggregate consideration, if any, received by the Corporation in connection with such issuance would purchase at the Conversion Price, and (bb) the denominator of which is the total number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issuance. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined by an investment banking firm reasonably acceptable to the Majority Preferred Shareholders (the cost of the engagement of said investment banking firm to be borne by the Corporation). Shares of such Common Stock owned by or held for the account of the Corporation or any subsidiary thereof shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made

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          successively whenever the date of such issuance is fixed (which date of issuance shall be the record date for such issuance if a record date therefor is fixed); and, in the event that such shares or options, rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price if the date of such issuance had not been fixed.

               3. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one-tenth of one percent (.1%) in the total number of shares of Common Stock that would be issued as a result of the conversion of all of the shares of Series A Preferred Stock; provided, that any
                                                     --------
          adjustments which by reason of this section are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section shall be made to the nearest hundredth of one percent (1%).

               4. In the event of any capital reorganization of the Corporation, or of any reclassification of any Common Stock for which the Series A Preferred Stock is convertible (other than a subdivision or combination of outstanding shares of such Common Stock), or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other corporation or of the sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other entity, each share of Series A Preferred Stock shall after such capital reorganization, reclassification of such Common Stock, consolidation, merger or sale be convertible, upon the terms and conditions specified in this Agreement, into the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible (at the time of such capital reorganization, reclassification of such Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of such Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this Section 6.B. with respect to the rights thereafter of such shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or the appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to each holder of Series A Preferred Stock the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such holder of Series A Preferred Stock may be entitled pursuant to this section.

               5. If any question shall at any time arise with respect to the adjusted Conversion Price, such question shall be determined by the independent firm of certified public accountants of recognized national standing selected by the Majority Preferred Shareholders and acceptable to the Corporation.

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               6.   As used in this Section 6.B., the following terms shall have the following meanings:

                    (i) "Conversion Price" shall initially mean $1.50 per share; provided, that, such Conversion Price is subject to adjustment as provided in this Section 6.B.

                    (ii) "Exempt shares" means (a) all shares of Common Stock issued upon (1) exercise of all options, warrants or other rights to acquire Common Stock or (2) conversion of all securities convertible into Common Stock, which such options, warrants, rights or convertible securities are issued and outstanding as of August 31, 2000, and (b) all options to purchase shares of Common Stock issued to employees, directors and consultants of the Corporation and its subsidiaries after August 31, 2000 and the shares of Common Stock issued upon exercise thereof.

                    (iii) "Fully Diluted Basis" means, with reference to outstanding Common Stock, the shares of Common Stock that would be outstanding assuming that all outstanding options, warrants and other rights to acquire Common Stock had been exercised (to the extent such rights are then exercisable) and all securities convertible into Common Stock had then been converted (to the extent such securities are then convertible) and had been issued.

          C.   Mechanics of Conversion.  Each holder of Series A Preferred Stock
               -----------------------
     electing to convert shall surrender the certificate or certificates therefor at the Corporation's offices at any time during normal business hours. Upon delivery of the certificate or certificates to the Corporation, each holder of Series A Preferred Stock electing to convert shall also state the name or names (with addresses) in which the certificate or certificates evidencing ownership of Common Stock shall be issued. Thereupon the Corporation shall promptly issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled under the terms of this Section 6. To the extent permitted by law, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          D.   Reorganization, Mergers or Sales of Assets. If at any time or
               ------------------------------------------
     from time to time there is a capital reorganization of the Common Stock, or a Merger or a Sale (each as defined below), then, as a part of such reorganization, Merger or Sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Series A Preferred Stock held, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, Merger or Sale, to which a holder of the number of shares of Common Stock that could otherwise have been acquired upon conversion of a share of

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     Series A Preferred Stock would have been entitled on such reorganization,
     Merger or Sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, Merger or Sale to the end that the provisions of this
     Section 6 (including adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after the event and be as nearly equivalent as may be practicable. A "Sale" shall mean the sale, lease, assignment or transfer of all or substantially all of the Corporation's assets approved by the Board and the Corporation's shareholders. A "Merger" shall mean the acquisition of the Corporation by another entity, approved by the Board and the Corporation's shareholders, by way of merger, consolation, or other business combination resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary.

          E.   Fractional Shares. No fractional shares or script of Common Stock
               -----------------
     shall be issued upon conversion of Series A Preferred Stock. In lieu of a fractional share of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion as determined in good faith by the Board.

          F.   Reservation of Common Stock.  The Corporation shall at all times
               ---------------------------
     reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          G.   Cancellation of Converted Shares. Shares of Series A Preferred
               --------------------------------
     Stock converted into Common Stock shall be canceled and may not thereafter be reissued and the number of authorized shares of Series A Preferred Stock shall be correspondingly reduced.

          H.   Stock Fully Paid. All shares of Common Stock that may be issued
               ----------------
     upon conversion of the Series A Preferred Stock will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof (other than restrictions under federal and state securities laws).


     7.   Conversion Rights in Connection with the Merger Agreement.
          ---------------------------------------------------------
Notwithstanding anything to the contrary contained in Section 1 and Section 6, until the earlier of (a) the consummation of the Proposed Corel Merger or (b) the termination of the Merger Agreement, (i) the Series A Preferred Stock shall be convertible into shares of Common Stock at the conversion rate of 1.5 shares of Common Stock for each share of Series A Preferred Stock, which conversion rate shall not be subject to adjustment and (ii) from and after any such conversion, the holders of shares of

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Series A Preferred Stock shall not be entitled to receive any dividends, whether or not and at any time accrued. Immediately prior to the consummation of the Proposed Corel Merger, each outstanding share of Series A Preferred Stock shall be converted into 1.5 shares of Common Stock, each Series A Preferred
Shareholder shall thereafter have no rights other than as a holder of Common Stock and each such resulting share of Common Stock shall be entitled to receive the consideration provided in the Merger Agreement. In the event the Merger Agreement is terminated, the foregoing provisions of this Section 7 shall thereafter be inapplicable and the provisions of Section 1 and Section 6 shall apply as written.

                  [The Execution Page is the Following Page.]

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     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the
27th day of August, 2001.


                               MICROGRAFX, INC.


                               By:  /s/ Jim Hopkins
                                  --------------------------------------
                                  Jim Hopkins, Chief Executive Officer

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